Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S‑8 No. 333‑174234 and Form S-8 No. 333-207259) pertaining to the Kosmos Energy Ltd. Long Term Incentive Plan and the Registration Statement (Form S‑3 No. 333‑205144) of Kosmos Energy Ltd. and in the related Prospectus of our reports dated February 26, 2018, with respect to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of Kosmos Energy Ltd., included in this Annual Report (Form 10‑K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Dallas, Texas
February 26, 2018